Exhibit (i)(15)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

January 26, 2026

MassMutual Premier Funds

MassMutual Advantage Funds

1295 State Street

Springfield, MA 01111-0001

Re:	Class M1 and Class M2 Shares of Certain Series of MassMutual Premier Funds and MassMutual Advantage Funds

Ladies and Gentlemen:

We are furnishing this opinion in connection with the filing of Post-Effective Amendment No. 89 (the “Premier Amendment”) to the Registration Statement on Form N-1A (the “Premier Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), by MassMutual Premier Funds (the “Premier Trust”) and Post-Effective Amendment No. 7 (the “Advantage Amendment”) to the Registration Statement on Form N-1A (the “Advantage Registration Statement”) under the 1933 Act, by MassMutual Advantage Funds (the “Advantage Trust” and together with the Premier Trust, the “Trusts”) for the registration of an indefinite number of Class M1 and Class M2 shares of beneficial interest (the “Shares”) of the series of the Trusts noted below (each a “Fund” and, collectively, the “Funds”).

Premier Funds MassMutual Core Bond Fund MassMutual Diversified Bond Fund MassMutual High Yield Fund MassMutual Inflation-Protected and Income Fund MassMutual Short-Duration Bond Fund	Advantage Funds MassMutual Global Credit Income Opportunities Fund MassMutual Global Floating Rate Fund

We have examined copies of votes of each Trust’s Trustees relating to the authorization and issuance of the Shares, each Trust’s Amended and Restated Bylaws, the Amended and Restated Agreement and Declaration of Trust of MassMutual Premier Funds and the Agreement and Declaration of Trust of MassMutual Advantage Funds (each, the “Declaration of Trust”), as applicable, each as certified to us by an Assistant Secretary of the Trust. We have also examined such other documents as we deem necessary for the purpose of this opinion. We understand that all of the Funds were duly established by action of their respective Boards of Trustees at various times in the past.

We assume that upon sale of the Shares the applicable Trust will receive the net asset value thereof.

Each Trust’s Declaration of Trust permits the Trustees to cause each shareholder, or each shareholder of any particular series or class, to pay directly, in advance or arrears, for charges of the Trust's custodian or transfer, shareholder servicing, or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of Shares in the account of such shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such shareholder. In addition, each Declaration of Trust provides that, if, for any reason, the net income of any series or class determined at any time is a negative amount, in the discretion of the Trustees the pro rata share of such negative amount allocable to each shareholder of such series or class may constitute a liability of such shareholder to that series or class which shall be paid out of such shareholder's account at such times and in such manner as the Trustees may from time to time determine (x) out of the accrued dividend account of such shareholder, (y) by reducing the number of Shares of that series or class in the account of such shareholder, or (z) otherwise.

Based on and subject to the foregoing, we are of the opinion that each Trust is authorized to issue an unlimited number of Class M1 and Class M2 Shares of each Fund that is a series of that Trust, and that, when such Shares are duly issued and sold, they will be validly issued, fully paid, and nonassessable by the applicable Trust.

Each Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders of a Trust could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust of each Trust disclaims shareholder liability for obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate, or undertaking made or issued on behalf of the Trust by the Trustees, by any officer or officers or otherwise. The Declaration of Trust of each Trust provides for allocation of the assets and liabilities of the Trust among its portfolio series, and further provides that, in the event that any shareholder or former shareholder is held to be personally liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators, or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability, but only out of the assets of the particular series of shares of which he or she is or was a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the particular series itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Premier Registration Statement and to the Advantage Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP